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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 25, 2003



                         Commission File Number 0-15949


                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)




         California                                    94-2862863
         ----------                                    ----------
(State or other jurisdiction               (I.R.S. Employer identification No.)
of incorporation or organization)



                        75 Rowland Way, Novato, CA        94945
                        --------------------------        -----
               (Address of principal executive offices) (Zip code)




                                 (415) 878-4000
                                 --------------
               (Registrant's telephone number including area code)




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Item 2.   Acquisition or Disposition of Assets.



On August 22, 2003, we entered into an agreement to purchase substantially all the assets of CADKEY Corporation ("CADKEY") a Massachusetts corporation. There is no prior material relationship between the parties. CADKEY owns the CADKEY line of products and several smaller design programs.

The assets to be acquired assets are comprised of accounts receivable, equipment and other tangible or fixed assets, such as computer hardware and software. These assets were used by CADKEY in the ordinary course of business, and we do not anticipate any significant change in use after acquisition.

The company expects this acquisition to be accretive to earnings in fiscal 2004

The purchase price was $2,500,000 and the assumption of CADKEY customer obligations.

The sale of the assets is conditioned upon court approval pursuant to Section 363 of the U.S. Bankruptcy Code. CADKEY filed a voluntary petition under Chapter 11 of the Bankruptcy Code on August 22, 2003 in the U.S. Bankruptcy Court in Worcester, Massachusetts. CADKEY will continue to manage its business operations as "debtor in possession". CADKEY anticipates filing a motion in the Bankruptcy Court in the next few days seeking approval of the sale to IMSI and requesting the approval hearing be set no later than October 7, 2003. As required by the Bankruptcy Code, CADKEY will also file a motion asking the Court to establish bidding procedures in the event other parties also wish to submit offers to purchase its assets. If no overbids are submitted, or if IMSI bids over any other bids submitted, IMSI will complete the purchase of substantially all of the CADKEY assets and assumption of customer obligations immediately after the October hearing.




(a)      Exhibits

         o Press Release dated August 25, 2003 announcing the acquisition of CADKEY.


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